UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 6, 2008

INVACARE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-15103	95-2680965

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

One Invacare Way, P.O. Box 4028, Elyria, Ohio	44036

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (440) 329-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2008, Invacare Corporation (“Invacare”) announced the appointment of Robert K. Gudbranson as its chief financial officer, effective as of April 1, 2008.  Gerald Blouch, Invacare’s president and chief operating officer, will continue as acting chief financial officer until the effective date of Mr. Gudbranson’s appointment.

Mr. Gudbranson, age 44, is joining Invacare from Lincoln Electric Holdings, Inc. (NASDAQ: LECO), a $2.0 billion global manufacturer of welding, brazing and soldering products located in Cleveland, Ohio, where he has served as vice president of strategic planning and acquisitions since October 2005.  Prior to joining Lincoln Electric, Mr. Gudbranson served as director of business development and investor relations at Invacare from June 2002 to October 2005.  Prior to that, Mr. Gudbranson served as Invacare’s assistant treasurer and European finance director.  Mr. Gudbranson began his career in finance at JP Morgan, progressing through positions of increased responsibility in corporate financial management and banking.  Mr. Gudbranson holds a bachelor of arts degree in applied mathematics from Yale University and a master of arts in politics and economics from Oxford University.

Invacare and Mr. Gudbranson have entered into a letter agreement with respect to his employment dated February 20, 2008, which is effective upon the commencement of his employment by Invacare.  Under the agreement, Mr. Gudbranson’s annual base salary will be $325,000 per year and his target bonus will be 75% of his annual salary.  Invacare has guaranteed payment of the full amount of Mr. Gudbranson’s target bonus for 2008, to be payable in early 2009 in accordance with terms of Invacare’s executive incentive bonus plan.  The agreement provides that, upon commencement of his employment, Mr. Gudbranson will be eligible to be granted 2,500 shares of restricted stock and a stock option to purchase 27,500 common shares of Invacare, each to vest at a rate of 25% per year.  Mr. Gudbranson also will be eligible to participate in the employee benefit plans, programs and policies maintained by Invacare for similarly situated executive officers, including Invacare’s Supplemental Executive Retirement Plan, under which Mr. Gudbranson will receive a service credit of five years toward the fifteen year service requirement for vesting of normal retirement benefits.  Under the agreement, if Mr. Gudbranson’s employment is terminated by Invacare for any reason other than cause (as defined in the agreement), he will be entitled to continuation of his salary for a period of one year, a pro rata portion of his target bonus amount as of the termination date and continuation of health insurance benefits for up to one year.  The agreement also contemplates that Mr. Gudbranson will enter into a change in control agreement with Invacare in the form and on substantially the same the terms and conditions as the change in control agreements entered into between Invacare and its other executive officers.  The foregoing summary of the principal terms of the letter agreement is qualified in its entirety by reference to the terms and conditions of the letter agreement, a copy of which is included as Exhibit 10.1 to this Form 8-K and is incorporated into this Item 5.02 by reference.

There are no arrangements or understandings between Mr. Gudbranson and any other person pursuant to which Mr. Gudbranson was appointed chief financial officer nor is there a family relationship between any director or executive officer and Mr. Gudbranson.  Mr. Gudbranson has not entered into any related party transactions with Invacare that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On March 6, 2008, Invacare issued a press release announcing the appointment of Mr. Gudbranson.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On March 6, 2008, Invacare issued a press release in which it reaffirmed its publicly disclosed adjusted earnings per share and organic growth guidance for the fiscal year 2008.  A copy of the press release is furnished herewith as Exhibit 99.1 to this Form 8-K and is incorporated by reference into this Item 7.01.

Item 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit number	Description
10.1	Letter agreement between Invacare Corporation and Robert Gudbranson, dated February 20, 2008.
99.1	Press Release of Invacare Corporation, dated March 6, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Invacare Corporation
(Registrant)

Date: March 10, 2008
/s/ Dale C. LaPorte
Dale C. LaPorte Senior Vice President - Business Development and General Counsel

Exhibit Index

Exhibit number	Description
10.1	Letter agreement between Invacare Corporation and Robert Gudbranson, dated February 20, 2008.
99.1	Press Release of Invacare Corporation, dated March 6, 2008.